EXHIBIT 99.1

NEWS RELEASE Contact Information: JT Hand, President & CEO jth@yorkwater.com -OR- Matthew E. Poff, Chief Financial Officer matthewp@yorkwater.com 717-845-3601	130 East Market Street York, PA 17401
FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS 2nd QUARTER AND SIX MONTHS EARNINGS

York, Pennsylvania, August 12, 2025:  The York Water Company's (NASDAQ:YORW) President, JT Hand, announced the Company's financial results for the second quarter and the first six months of 2025.

President Hand reported that second quarter operating revenues of $19,199,000 increased $449,000 and net income of $5,052,000 increased $59,000 compared to the second quarter of 2024.  Basic and Diluted Earnings per share of $0.35 for the three-month period is unchanged compared to the same period last year.  Increased revenues were primarily due to growth in the customer base and revenues from the Distribution System Improvement Charge (DSIC).  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.  The increased revenue and lower income taxes were partially offset by higher operation and maintenance expenses and depreciation, higher interest on debt, and lower allowance for funds used during construction (AFUDC).  AFUDC is the cost of debt and equity funds used to finance plant construction.

President Hand also reported that the first six months operating revenues of $37,655,000 increased $1,277,000, but net income of $8,690,000 decreased $630,000 compared to the first six months of 2024.  Increased revenues were primarily due to growth in the customer base and revenues from the DSIC.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.  The increased revenue and lower income taxes were more than offset by higher operation and maintenance expenses and depreciation, higher interest on debt, and lower AFUDC.  Basic and Diluted Earnings per share of $0.60 for the six-month period decreased $0.05 compared to the same period last year.

During the first six months of 2025, the Company invested $22.2 million in capital projects for main extensions and an upgrade to the enterprise software system, as well as various replacements and improvements to infrastructure and routine items.  The Company estimates it will invest an additional $23.8 million in 2025, excluding acquisitions, for additional main extensions, wastewater treatment plant construction, a continuing upgrade to the enterprise software system, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Period Ended June 30
	In 000's (except per share)
	Quarter		Six Months
	2025	2024	2025	2024
Operating Revenues	$19,199	$18,750	$37,655	$36,378
Net Income	$5,052	$4,993	$8,690	$9,320
Average Number of Common Shares Outstanding	14,397	14,341	14,389	14,333
Basic and Diluted Earnings Per Common Share	$0.35	$0.35	$0.60	$0.65
Dividends Declared Per Common Share	$0.2192	$0.2108	$0.4384	$0.4216

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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